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                                                                      Exhibit 11



                            GENERAL HOST CORPORATION
             ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)
                    (In thousands, except per share amounts)




                                          Sixteen Weeks Ended
                                        -----------------------
                                          MAY 19,      May 21,
                                           1996         1995
                                        ----------   ----------
Earnings for full dilution:
  Net income                             $    2,794    $  11,034
  Add interest on 8% Convertible
    Debentures, net of tax effect             1,490        1,490
                                         ----------    ---------
  Net income, as adjusted                $    4,284    $  12,524
                                         ==========    =========


Shares used for calculating primary
  earnings per share                         23,249       23,250
Additional shares from assumed
  conversion of 8% Convertible Debentures     7,254        7,254
Additional shares resulting from
  assumed exercise of stock options               0            7
                                         ----------    ---------
                                             30,503       30,511
                                         ==========    =========

Fully diluted earnings per share         $      .14(1) $     .41
                                         ==========    =========


(1)This calculation is submitted in accordance with Regulation S-K item 601
   (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.